NEWS RELEASE

BIOLASE EXPECTS REVENUE TO APPROXIMATE $15.25 MILLION
FOR 2013 FOURTH QUARTER

Represents Second Strongest Quarter of Revenue Since Termination
of Exclusive Distribution Agreement with Henry Schein in August 2010

Q4 2013 Reorganization and Expansion of Sales Force and Marketing
Department Expected to be Completed in Q1 2014

IRVINE, CA (February 6, 2014) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, including the Company’s proprietary WaterLase®, and a pioneer in laser surgery in other medical specialties, as well as a distributor of digital radiography and GALAXY BioMillTM CAD/CAM systems for dentistry, today announced that, based on a preliminary review of its financial performance for the fourth quarter ended December 31, 2013, the Company expects to report net revenue of approximately $15.25 million.

“Based on our preliminary unaudited results, the fourth quarter ended December 31, 2013 is shaping up to be BIOLASE’s® second strongest revenue quarter since the termination of our global distribution arrangement with Henry Schein in August 2010,” said Federico Pignatelli, Chairman and CEO. “Fiscal 2013 has been a year of transition and consolidation for BIOLASE after two years of rapid growth. We have broadened our dental product line with a new diode laser line, the EPICTM, and grown our BIOLASE DaVinci ImagingTM business, which included the introduction of the GALAXY BioMill chair-side milling machine. Together with our NewTom™ cone beam and digital radiography products and 3Shape Trios® intraoral scanners, BIOLASE now offers the most diverse and complete line of high-tech dental product offerings in North America, as well as several international markets.

“We invested heavily in fiscal 2013 in order to increase our dental product offerings and build the infrastructure necessary to support this expansion. This was achieved while we continued the expansion of our technology into other medical markets, as well. We believe that our breakthrough WaterLase and diode technologies, coupled with our other high tech products, have the potential to greatly improve the clinical outcomes of a variety of surgical procedures in multiple medical fields.

“While 2013 has seen higher expenses and lower gross margins for BIOLASE, the result is a stronger foundation for our core dental business as we enter 2014. We do not expect these higher expansion-related expenses to continue in 2014. Further, we are also extremely enthusiastic about the potential that our highly promising new preclinical laser, code named DRAGON, gives us to enter several new medical markets, and the revenue opportunities that go along with them,” concluded Pignatelli.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment and CAD/CAM intraoral scanners and in-office milling machines; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 24,800 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, WaterLase®, EPICTM, GALAXY BioMillTM, and BIOLASE DaVinci ImagingTM are registered trademarks or trademarks of BIOLASE, Inc.

Trios® is a registered trademark of 3Shape A/S LLC and NewTom™ is a trademark of QR S.r.l. Corporation, a wholly-owned subsidiary of Cefla Capital Services, S.p.A.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives, product introductions and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700